Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

	Contact:	David Christensen
CFO
For Immediate Release		HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Reports Improved Net Income for Third Quarter

Reduced Costs and Increased Enterprise Solutions Revenues Contribute to Higher Net Income

MANKATO, Minn., Oct. 31, 2005—HickoryTech Corporation (Nasdaq: HTCO) today reported financial results for its third quarter ended Sept. 30, 2005.

•                  Total revenues were $22.3 million, up 0.6 percent compared to the third quarter of 2004.

•                  Costs decreased $234,000, or 1.3 percent, aided by a one-time recovery of $410,000.

•                  Net income of $2.2 million, or 16 cents per share, increased 14.0 percent from net income of $1.9 million, or 15 cents per share, for the same period a year ago.

•                  Total debt was reduced by $1.7 million in the current quarter, the fifteenth consecutive quarter of improvement, for a total of $7.5 million in debt reduction since year-end 2004.

Results for the Third Quarter 2005 Compared to Third Quarter 2004

HickoryTech reported total revenues of $22,304,000 for the third quarter of 2005, compared to $22,177,000 in the third quarter of 2004. Enterprise Solutions revenues of $3,402,000 in the third quarter of 2005 were up 26.7 percent from the same period a year ago, while Telecom Sector revenues of $18,383,000 decreased by 2.8 percent, and Information Solutions revenues of $519,000 were down 9.6 percent. Operating income of $4,666,000 increased 8.4 percent from $4,305,000 last year, partially as a result of a $234,000 reduction in total costs. Income from continuing operations of $2,130,000 was up 12.0 percent from $1,902,000 a year ago. Net income for the quarter was $2,152,000 or 16 cents per share, up 14.0 percent from $1,887,000, or 15 cents per share, for the same period last year.

The decrease in total costs was due to a $579,000 reduction in depreciation and amortization expenses, and a $410,000 bad debt recovery in the MCI bankruptcy proceedings. The MCI bankruptcy recovery was a one-time benefit, which is recorded in cost of services. The company reached full depreciation on some of its Telecom central office switching equipment, which reduced depreciation.

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Amortization decreased because Information Solutions’ development costs for SuiteSolution® became fully amortized. These decreases were partially offset by increased cost of sales in the Enterprise Solutions Sector, which corresponds to their increased sales, as well as increased Telecom Sector operating expenses, some of which are non-recurring.

Debt (current portion and long term) was $95.5 million at the end of the third quarter of 2005, versus $103.0 million on Dec. 31, 2004. Despite continued debt reduction, interest expenses of $1,124,000 for the quarter were up slightly from the third quarter of last year due to higher interest rates on the approximately $25.5 million of total debt that is not at a fixed rate. The composite effective interest rate in the third quarter of 2005 averaged approximately 4.7 percent. HickoryTech’s exposure to interest rate fluctuations is not significant as interest rates are fixed on $70 million of its debt.

For the nine months ended Sept. 30, 2005, Hickory Tech recorded total revenues of $70,680,000, an increase of 4.4 percent from $67,728,000 for the same period last year. Operating income of $14,061,000 was essentially flat with operating income of $14,060,000 a year ago. Income from continuing operations for the first nine months grew 3.3 percent to $6,555,000, up slightly from $6,346,000 last year. Net income for the nine months was $6,678,000, compared with $6,272,000 in 2004, an increase of 6.5 percent.

“Many factors contributed to another solid quarter for HickoryTech as we continue to execute our strategy in the challenging telecommunications environment,” John Duffy, president and chief executive officer commented. “Our Enterprise Solutions Sector achieved revenue growth of almost 27 percent over the third quarter of last year, following a strong second quarter, in which there were major contracts. Our Telecom Sector benefited from a one-time cost recovery from the MCI bankruptcy. Over and above the MCI bad debt recovery, the Telecom Sector and the company overall exceeded expectations in the cost category as a result of ongoing cost controls. Once again, positive cash flow enabled us to continue our quarterly dividend at the 12-cent level, and to pay down debt for the 15th quarter in a row.”

Telecom Sector

The Telecom Sector performed well in the third quarter of 2005, but as expected the continued strong growth of Broadband services revenue continued to be offset by network access declines. This network access decline was due to factors including interstate calling rate changes and carrier network optimization. These trends, which are consistent industry-wide, will likely continue into the coming quarters, subject to seasonal patterns.

Key Telecom metrics for the third quarter are as follows:

•                  Telecom revenues were $18,383,000, versus $18,918,000 a year ago.

•                  Broadband initiatives consisting of data and Digital TV revenues were $1,487,000 versus $1,191,000, a 24.9 percent increase over the third quarter of last year.

•                  Network access revenues were $7,791,000, compared to $8,714,000 last year.

•                  Total DSL lines rose to 12,372, versus 9,745 a year ago, an increase of 27.0 percent.

•                  Total Digital TV customers increased to 2,573 from 1,732 a year ago, a gain of 48.6 percent, with Digital TV service added in St. Clair, Minn., during the quarter.

Enterprise Solutions Sector

Businesses are beginning to return to investing in voice and data equipment, as evidenced in the improving performance of Enterprise Solutions. “Our strategic positioning, leveraging our Enterprise Solutions Sector and our fiber ring, has HickoryTech well-positioned to provide innovative IP telephony solutions, equipment, and service expertise for a growing list of business customers,” said John Duffy.

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Looking Ahead

“Industry-wide trends, cycles, and regulatory issues affect our business sectors differently each quarter,” Duffy stated. “Our Enterprise Solutions Sector is beginning to benefit from long-awaited improvements in the voice and data equipment market. In the Telecom Sector, our triple play Broadband strategy of voice, data, and video is working to increase penetration in our target markets and is helping offset access revenue declines. We are successfully leveraging our fiber rings and technological expertise to generate large campus and corporate business.” He concluded, “We remain confident that our company-wide focus, to capitalize on our core competencies and invest in critical infrastructure enhancements while maintaining strict cost controls, is the right way to generate steady and moderate growth and build shareholder value.”

Further information on the third quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8:00 a.m. Central Standard Time on Nov. 1, 2005. Investors can access the Webcast through a link on HickoryTech’s homepage at www.HickoryTech.com.

About HickoryTech

About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 400 employees in Minnesota and Iowa. In its 108th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions; and the Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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Consolidated Statement of Operations

(unaudited)

	For Three Months Ended September 30		For Nine Months Ended September 30
(Dollars in Thousands)	2005	2004	2005	2004
Revenues:
Telecom Sector	$18,383	$18,918	$57,014	$57,191
Information Solutions Sector	519	574	1,921	2,219
Enterprise Solutions Sector	3,402	2,685	11,745	8,318
Total Revenues	22,304	22,177	70,680	67,728

Costs and Expenses:
Cost of Sales, Enterprise Solutions	2,219	1,855	8,259	5,660
Cost of Services, excluding Depreciation and Amortization	8,354	8,378	24,696	24,857
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	3,495	3,490	11,609	10,772
Depreciation	3,544	3,912	11,588	11,669
Amortization of Intangibles	26	237	467	710
Total Costs and Expenses	17,638	17,872	56,619	53,668

Operating Income	4,666	4,305	14,061	14,060

Interest and Other Income	35	10	75	44
Interest Expense	(1,124)	(1,121)	(3,128)	(3,448)

Income Before Income Taxes	3,577	3,194	11,008	10,656
Income Tax Provision	1,447	1,292	4,453	4,310

Income from Continuing Operations	2,130	1,902	6,555	6,346

Discontinued Operations
Income/(Loss) From Operations of Discontinued Component	37	(26)	207	(125)
Income Tax Provision/(Benefit)	15	(11)	84	(51)
Income/(Loss) from Discontinued Operations	22	(15)	123	(74)

Net Income	$2,152	$1,887	$6,678	$6,272

(Not in thousands)

Basic Earnings Per Share - Continuing Operations:	$0.16	$0.15	$0.50	$0.49
Basic Earnings Per Share - Discontinued Operations:	—	—	0.01	(0.01)
	$0.16	$0.15	$0.51	$0.48
Dividends Per Share	$0.12	$0.11	$0.36	$0.33
Weighted Average Common Shares Outstanding	13,086,371	12,990,568	13,072,656	12,978,321

Diluted Earnings Per Share - Continuing Operations:	$0.16	$0.15	$0.50	$0.49
Diluted Earnings Per Share - Discontinued Operations:	—	—	0.01	(0.01)
	$0.16	$0.15	$0.51	$0.48

Weighted Average Common and Equivalent Shares Outstanding	13,091,519	13,015,592	13,083,568	13,007,760

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Consolidated Balance Sheet

(unaudited)

(In Thousands Except Share and Per Share Amounts)	9/30/2005	12/31/2004
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$546	$257
Receivables, Net of Allowance for Doubtful Accounts of $1,387 and $1,256	9,805	9,892
Income Taxes Receivable	—	204
Costs in Excess of Billings on Contracts	1,145	927
Inventories, Net	3,101	3,182
Deferred Income Taxes	1,430	1,430
Prepaid Expenses	1,608	1,185
Other	962	1,214
TOTAL CURRENT ASSETS	18,597	18,291
INVESTMENTS	2,507	4,371
PROPERTY, PLANT AND EQUIPMENT	251,683	246,341
Less ACCUMULATED DEPRECIATION	137,835	131,649
PROPERTY, PLANT AND EQUIPMENT, NET	113,848	114,692
OTHER ASSETS:
Goodwill	25,086	25,086
Intangible Assets, Net	309	387
Financial Derivative Instruments	3,324	2,501
Deferred Costs and Other	2,347	3,209
TOTAL OTHER ASSETS	31,066	31,183
TOTAL ASSETS	$166,018	$168,537

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$—	$1,680
Accounts Payable	2,076	4,065
Accrued Expenses	3,910	3,202
Accrued Interest	75	76
Accrued Income Taxes	4,727	—
Billings in Excess of Costs on Contracts	243	260
Advanced Billings and Deposits	2,478	2,898
Current Maturities of Long-Term Obligations	1,451	5,323
TOTAL CURRENT LIABILITIES	14,960	17,504
LONG-TERM OBLIGATIONS, Net of Current Maturities	94,035	97,661
DEFERRED INCOME TAXES	15,536	15,270
DEFERRED REVENUE AND EMPLOYEE BENEFITS	6,937	6,557
TOTAL LIABILITIES	131,468	136,992
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares outstanding: 13,111,132 in 2005 and 13,057,106 in 2004	1,311	1,306
Additional Paid-In Capital	9,146	8,615
Retained Earnings	22,093	20,119
Accumulated Other Comprehensive Income	2,000	1,505
TOTAL SHAREHOLDERS’ EQUITY	34,550	31,545
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$166,018	$168,537

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Telecom Sector Recap – Continuing Operations

(unaudited)

	For Three Months Ended September 30		For Nine Months Ended September 30
(Dollars in Thousands)	2005	2004	2005	2004
ILEC
Revenues
Local Service	$3,720	$3,847	$11,198	$11,396
Network Access	7,317	8,062	24,175	25,011
Data	606	524	1,766	1,593
Intersegment	51	68	154	206
Other	1,738	1,635	4,962	4,978
Total Revenues	$13,432	$14,136	$42,255	$43,184

Key Metrics
Access Lines	57,080	61,085
DSL Customers	8,533	6,537

Communications Services
Revenues
Local Service	$886	$912	$2,658	$2,766
Network Access	474	652	1,486	1,953
Long Distance	1,244	1,165	3,605	3,499
Internet	1,076	1,011	3,247	3,000
Data	647	521	1,895	1,301
Digital TV	234	146	686	371
Other	441	443	1,336	1,323
Total Revenues	$5,002	$4,850	$14,913	$14,213

Key Metrics
Access Lines
Overbuild	11,094	10,285
Unbundled Network Element (UNE)	1,656	1,721
Total Service Resale (TSR)	1,592	2,160
Total	14,342	14,166
Long Distance Customers	40,936	41,763
Internet Customers	18,028	17,090
DSL Customers	3,839	3,208
Digital TV Customers	2,573	1,732

Total Continuing Telecom Sector
Revenues	$18,434	$18,986	$57,168	$57,397
Cost of Services, excluding Depreciation and Amortization	7,431	7,554	22,389	22,216
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	2,892	2,586	8,340	7,664
Depreciation and Amortization	3,123	3,459	10,223	10,273
Operating Income	$4,988	$5,387	$16,216	$17,244

Income from Continuing Operations	$2,970	$3,207	$9,654	$10,266

Other - Continuing Operations
Capital Expenditures	$4,603	$2,869	$8,653	$9,086
Customers	130,386	134,104
DSL Customers	12,372	9,745
Digital TV Customers	2,573	1,732

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